CONSULTING SERVICES AGREEMENT



     THIS AGREEMENT is made and entered into this 4th day of December, 2008 by and between EATON GROUP, INC., a Texas corporation, with offices at 2 Eaton Court, Houston, TX 77024 ("Consultant") and SANDELL ASSET MANAGEMENT CORP. ("Client").

     WHEREAS, Consultant is in the business of providing senior management level consulting and support services to the oil and gas industry;

     WHEREAS, Client desires to retain Consultant to provide advice and strategic insight into Southern Union Company ("Southern Union") and its markets; and

     WHEREAS, Client and Stephen Beasley (the "Principal"), have entered into a Nominee Agreement dated December 4, 2008 setting forth the terms under which Principal has agreed to stand for election as a director of Southern Union
Company ("Southern Union") in connection with a proxy solicitation to be conducted by Client with respect to the 2009 annual meeting of stockholders of Southern Union expected to be held in May 2009, including any adjournment, postponement or special meeting held in lieu thereof (the "2009 Annual Meeting").

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein, Client and Consultant agree as follows:

1.   CONSULTANT'S SERVICES
Client hereby retains Consultant and Consultant agrees to be so retained to, among other things, (i) provide strategic insight and guidance into Southern Union and its markets, (ii) assist in the development and implementation of an overall strategy on behalf of Client's proxy initiative in connection with the 2009 Annual Meeting (iii) work with third party alliance partners or investors, and (iv) identify and assist in the aggregation of additional resources which may be required to support the proxy initiative (collectively, the "Services").

It is understood and agreed by the parties that the Services are to be performed by the Principal on behalf of the Consultant.

2.   INDEPENDENT CONTRACTOR STATUS
In connection with this Agreement, Consultant shall be an independent contractor and as such will not have any authority to bind or commit Client. Nothing herein shall be deemed or construed to create a joint venture, partnership, agency or employee/employer relationship between the parties for any purpose, including but not limited to, withholding for purposes of Social Security or income tax, or entitlement to vacation, insurance, retirement or other employee benefits. Consultant will be solely responsible for payment of any and all taxes and insurance, including workers' compensation hereunder regarding itself and its employees, if any. Consultant further agrees to indemnify Client from and against any and all claims brought against the Client, whether brought by a taxing authority or otherwise, relating to any tax liability arising in connection with Consultant's performance of Services hereunder.


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Page 2                                                          DECEMBER 4, 2008


3.   COMPENSATION
Consultant shall be compensated for performance of the Services as set forth in ATTACHMENT A.

4.   REIMBURSEMENT OF EXPENSES
Consultant shall provide Client with monthly reports detailing the expenses incurred in providing the Services hereunder. Client shall reimburse Consultant for all reasonable expenses incurred by Consultant in connection with providing the Services.

In addition, Client agrees to reimburse Consultant for legal fees incurred by Consultant or the Principal in negotiating this Agreement and the Nominee Agreement or relating to the provision of the Services, provided that Client shall not be obligated to reimburse Consultant for any legal fees not based on fair and reasonable market pricing, and provided further that Client shall not be obligated to reimburse Consultant for any legal fees in excess of an aggregate of $20,000, unless such excess legal fees have been pre-approved by Client, with such approval not to be unreasonably withheld.

5.   CONSULTANT OBLIGATIONS
Consultant agrees as follows:

     a) In performing the Services hereunder, Consultant will comply at all times with all applicable laws and regulations of the United States and any jurisdiction in which it performs the Services hereunder;

     b) Consultant agrees that the Services to be performed hereunder shall be performed promptly, in a professional and workmanlike manner and in accordance with the customary standards and guidelines for such Services;

     c) The Principal is an employee of the Consultant and under no circumstances shall be considered an employee or agent of Client. Consultant shall have sole responsibility for the conduct of the Principal, for controlling, supervising and directing his work, and for payment of his compensation.

     d) Client will be solely responsible for all public announcements and communications with third parties regarding the solicitation of proxies for the 2009 Annual Meeting, which the Services are expected to support, and any communication with Southern Union; Consultant agrees that it will communicate with third parties, including Southern Union, (directly or by way of a public announcement) in respect to the solicitation or the Services only with the prior consent of Client.

6.   TERM

This Agreement shall be effective as of the date hereof and shall remain in effect until terminated in accordance with Section 7 hereof.


7.   TERMINATION
     a) Either party may, upon written notice to the other party identifying specifically the basis for such notice, terminate this Agreement for breach of a material term or condition of


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Page 3                                                          DECEMBER 4, 2008



          this Agreement. The breaching party shall have a ten (10) day cure period from the date of the notice to cure the breach. If the breach is not cured before expiration of the cure period the termination will become effective.
     b) This Agreement shall terminate upon the earliest to occur of (i) a material breach by the Principal of the Nominee Agreement or this Agreement, (ii) May 31, 2009, or (iii) the 2009 Annual Meeting.

Upon termination, payment for all Services rendered through such date shall be due in accordance with the payment procedures set forth in Section 3 herein.

8.   ASSIGNMENT
This Agreement may not be assigned by either party, except upon the prior written consent of the other party.

9.   NOTICES
Any notice to be given hereunder by any party hereto to any other party shall be in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid addressed as follows:

If to Consultant:                               If to Client:

EATON GROUP, INC.                               SANDELL ASSET MANAGEMENT CORP.
2 Eaton Court                                   40 West 57th Street, 26th Floor
Houston, TX 77024                               New York, NY 10019
Attention:  Stephen Beasley                     Attention:  Richard Gashler

or at such other address for a party as shall be specified by like written notice. Notices shall be deemed to have been duly given and received as of the date of actual receipt in the case of personal delivery, the date of mailing in the case of certified mail.

10.  COMMUNICATION
Consultant will keep Client reasonably informed of the progress of the engagement, respond to Client's inquiries and otherwise keep Client reasonably advised of all material matters related to this engagement. Client will take reasonable care to provide complete and accurate information to Consultant known to Client and relevant to this engagement, make resources and personnel available to the Consultant during the course of Consultant's work, keep Consultant reasonably informed of all material developments, pay Consultant's statements on time and otherwise keep Consultant reasonably advised of all material matters related to this engagement.

11.  INDEMNITY
IN ADDITION TO CLIENT'S OBLIGATION TO REIMBURSE CONSULTANT FOR CERTAIN LEGAL FEES AS DESCRIBED IN SECTION 4, CLIENT HEREBY AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS CONSULTANT FOR, FROM AND AGAINST ANY LOSS, DAMAGE OR LIABILITY, INCLUDING REASONABLE ATTORNEY FEES, TO ANY PARTY WHATSOEVER ARISING OUT OF THE SERVICES TO BE PERFORMED BY CONSULTANT HEREUNDER, EXCEPT AS PROVIDED


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Page 4                                                          DECEMBER 4, 2008


BELOW. CONSULTANTS RIGHT OF INDEMNIFICATION HEREUNDER SHALL CONTINUE AFTER THE TERMINATION OF THIS AGREEMENT, BUT ONLY FOR EVENTS THAT OCCURRED PRIOR TO THE TERMINATION AND SUBSEQUENT TO THE DATE HEREOF. ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, CLIENT IS NOT INDEMNIFYING CONSULTANT FOR ANY ACTION TAKEN BY OR ON BEHALF OF CONSULTANT THAT OCCURS PRIOR TO THE DATE HEREOF OR SUBSEQUENT TO THE TERMINATION OF THIS AGREEMENT.

Nothing herein shall be construed to provide Consultant with indemnification (i) if Consultant is found to have engaged in a violation of any provision of state or federal law in connection with the provision of Services unless Consultant demonstrates that its action was taken in good faith and in a manner Consultant reasonably believed to be in or not opposed to the best interests of Client;
(ii) if Consultant acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if Consultant provided false or misleading information, or omitted material information, in the questionnaire completed by Consultant at the request of Client or otherwise in connection with the Services. Consultant shall promptly notify Client in writing in the event of any third-party claims actually made against Consultant or known by Consultant to be threatened if Consultant intends to seek indemnification hereunder in respect of such claims. In addition, upon Consultant's delivery of notice with respect to any such claim, Client shall be entitled to promptly assume control of the defense of such claim with counsel chosen by Client. Client shall not be responsible for any settlement of any claim against Consultant covered by this indemnity without its prior written consent. However, Client may not enter into any settlement of any such claim without Consultant's consent unless such settlement includes (i) no admission of liability or guilt by Consultant, and
(ii) a release of Consultant from any and all liability in respect of such claim.

12.  CONFIDENTIALITY
     a) Both parties and their employees, officers, agents and directors shall treat as confidential and proprietary and shall not disclose to others during or subsequent to the term of this Agreement, except (i) as required by law, or (ii) necessary to perform this Agreement or the solicitation (and in the case of (ii), only on a basis satisfactory to both parties), any information whether verbal or written, or any description whatsoever (including any technical information, computer data or programs, experience or data) regarding Consultant's performance of the Services or the other party's employees, plans, programs, facilities, processes, products, costs, equipment or operations which may come within their knowledge.

     b) Both parties acknowledge that a breach of this Section 12 will cause immediate and irreparable harm and that the damages, which the other party will suffer, may be difficult or impossible to measure. Therefore, upon any actual or impending violation of this Section 12, a party will be entitled to issuance of a restraining order or preliminary and permanent injunction, without bond, restraining or enjoining such violation by the other party or its agents, employees, or contractors. This remedy will be in addition to, and not in limitation of, any other remedy which may otherwise be available under this Agreement. Both parties shall inform their employees, officers, contractors and agents in writing of its confidentiality obligations under this Agreement.


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Page 5                                                          DECEMBER 4, 2008


     c) Notwithstanding the foregoing, nothing contained within this Section 12 shall prevent a party from disclosing to others information that can be shown to:

          1. Have become part of the public domain other than by acts, omissions or fault of the disclosing party, its employees and contractors in violation of this Section 12;

          2. Have been furnished or made known to the disclosing party by third parties (other than those acting directly or indirectly for or on behalf of the disclosing party);

          3. Have been in the disclosing party's possession prior to the disclosure thereof by the other party; or

          4. Have been independently developed or learned by the disclosing party.

     d) In the event that a party shall be required by subpoena or by court or administrative order to disclose any of the information deemed by this Agreement to be confidential and/or proprietary, that party shall give immediate written notice to the other party. Upon receipt of same, the party receiving the notice expressly reserves the right to interpose all objections it may have to the disclosure of such information.

13.  SURVIVAL
The provisions in Sections 3, 4, 11, 12 and 16 of this Agreement shall survive its termination.

14.  MODIFICATIONS
This Agreement may not be amended, modified, or otherwise changed except in writing executed by both parties.

15.  SEVERABILITY
In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

16.  GOVERNING LAW
The validity of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts-of-law rule or principle which might refer same to another jurisdiction.

Each party hereto hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience

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Page 6                                                          DECEMBER 4, 2008


objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.

17.  DESCRIPTIVE HEADINGS
The descriptive headings of the several paragraphs, subparagraphs and clauses of this Agreement were inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

18.  COUNTERPARTS
This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one Agreement.


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Page 7



     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                              EATON GROUP, INC.



                                              By: /s/ Stephen Beasley
                                                 -------------------------------
                                              Name:  Stephen Beasley
                                              Title: President

                                              Date: December 4, 2008
                                                   -----------------------------



                                              SANDELL ASSET MANAGEMENT CORP.


                                              By: /s/ Patrick T. Burke
                                                 -------------------------------
                                              Name:  Patrick T. Burke
                                              Title: Senior Managing Director

                                              Date: December 4, 2008
                                                   -----------------------------


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Page 8                                                          DECEMBER 4, 2008


                    ATTACHMENT A - COMPENSATION FOR SERVICES


Client shall pay Consultant a fee of: $75,000 (the "Base Fee"), paid in five (5) monthly installments of $15,000 (each an "Installment"). The first Installment is due and payable on February 1, 2009 and each subsequent Installment is due and payable on the first day of each month until the Base Fee is paid in full. If for any reason other than a material breach this Agreement is terminated prior to the 2009 Annual Meeting, the Client will pay the aggregate amount of unpaid Installments of the Base Fee on the first day of the month following the month in which this Agreement is terminated; provided that such aggregate amount shall not be payable in the event the termination is the result of a material breach of this Agreement by Consultant.

Extension Fee: If the 2009 Annual Meeting takes place after May 31, 2009 and this Agreement has not been terminated, Client shall pay Consultant a $15,000 fee for each month after May 31, 2009 until the month in which the 2009 Annual Meeting takes place (the "Extension Fee"). The Extension Fee will be payable in full, and not pro-rated, regardless of the day of the particular month in which
(i) the 2009 Annual Meeting takes place or (ii) this Agreement is terminated. Each Extension Fee is due and payable on the first day of the month following the month for which the Extension Fee is owed.